Exhibit 99.1

Date:	February 25, 2021
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. DECLARES INCREASE IN QUARTERLY DIVIDEND

Stroudsburg, Pennsylvania, February 25, 2021—ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, today announced that its Board of Directors declared a dividend of twelve cents ($0.12) per share. The dividend represents an increase of $0.01 per share, or 9.1% over the dividend paid in the previous quarter and is payable to shareholders of record as of March 16, 2021, payable on March 31, 2021.

About the Company

ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $1.8 billion. Headquartered in Stroudsburg, Pennsylvania, the Company has two regional offices in Bethlehem and Plymouth Meeting, and operates 22 community offices throughout the Lehigh Valley, suburban Philadelphia and northeastern Pennsylvania regions. ESSA Bank & Trust offers a full range of commercial and retail banking services, employee benefits, investment services and asset management and trust capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531    Fax: 570-421-7158